Image Entertainment, Inc.
Chatsworth, California

      Re:  Unaudited Financial Information

We acknowledge our awareness of the use herein of our report dated August 7, 1998 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 12 of the Act.



                                    /s/  KPMG Peat Marwick LLP

Los Angeles, California
October 9, 1998

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